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Exhibit 99.3

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

OFFER TO EXCHANGE ITS FLOATING RATE
ENHANCED CAPITAL ADVANTAGED PREFERRED SECURITIES ("ECAPSSM")
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
FOR ANY AND ALL OF ITS OUTSTANDING FLOATING RATE
ENHANCED CAPITAL ADVANTAGED PREFERRED SECURITIES
(LIQUIDATION AMOUNT $1,000 PER TRUST PREFERRED SECURITY)
PURSUANT TO THE PROSPECTUS DATED            , 2006

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON            , 2006, UNLESS EXTENDED

To Our Clients:

        Enclosed for your consideration is (i) a Prospectus, dated            , 2006 (the "Prospectus"), of Lehman Brothers Holdings E-Capital Trust I (the "Trust"), Lehman Brothers Holdings E-Capital LLC I (the "LLC") and Lehman Brothers Holdings Inc. (the "Corporation"), (ii) a Letter of Transmittal (the "Letter of Transmittal"), which together constitute the Trust's offer (the "Exchange Offer") to exchange its Floating Rate Enhanced Capital Advantaged Preferred Securities (the "New Trust Preferred Securities") for a like liquidation amount of its outstanding Floating Rate Enhanced Capital Advantaged Preferred Securities (the "Old Trust Preferred Securities") and (iii) Instructions to Registered Holder from Beneficial Owner. As set forth in the Prospectus, the terms of the New Trust Preferred Securities are substantially identical to the terms of the Old Trust Preferred Securities, except that the New Trust Preferred Securities are registered under the Securities Act of 1933, as amended, and therefore will not be subject to certain restrictions on their transfer and the registration rights and additional distributions provisions currently applicable to the Old Trust Preferred Securities will not apply to the New Trust Preferred Securities.

        The enclosed material is being forwarded to you as the beneficial owner of Old Trust Preferred Securities held by us for your account or benefit but not registered in your name. An exchange of any Old Trust Preferred Securities may only be made by us as the registered holder (any such holder, a "Holder") and pursuant to your instructions. Therefore, the Trust urges beneficial owners of Old Trust Preferred Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such Holder promptly if they wish to exchange Old Trust Preferred Securities in the Exchange Offer.

        Accordingly, we request instructions as to whether you wish us to exchange any or all such Old Trust Preferred Securities held by us for your account or benefit, pursuant to the terms and conditions set forth in the Exchange Offer. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Old Trust Preferred Securities.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Old Trust Preferred Securities on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires on the Expiration Date. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on                        , 2006, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. A tender of Old Trust Preferred Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        Your attention is directed to the following:

  1.
  The Exchange Offer is for the exchange of $1,000 Liquidation Amount of New Trust Preferred Securities for each $1,000 Liquidation Amount of Old Trust Preferred Securities. $300,000,000 aggregate liquidation amount of the Old Trust Preferred Securities was outstanding as of                        , 2006.

  2.
  Holders of Old Trust Preferred Securities may tender their securities in whole or in part in the liquidation amount of at least $100,000. If any Old Trust Preferred Securities are tendered for exchange in part, the untendered liquidation amount thereof must be $100,000 and integral multiples of $1,000 in excess thereof.

  3.
  The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Trust Preferred Securities in any jurisdiction in which the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

  4.
  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        2006, UNLESS EXTENDED.

  5.
  THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER" IN THE PROSPECTUS.

  6.
  The Corporation has agreed to pay certain of the expenses of the Exchange Offer. Any transfer taxes incident to the transfer of Old Trust Preferred Securities from the tendering Holder to the Trust will be paid by the Corporation, except as provided in the Prospectus and the Letter of Transmittal. See "The Exchange Offer—Fees and Expenses" in the Prospectus.

        Pursuant to the Letter of Transmittal, each tendering holder of Old Trust Preferred Securities will represent and warrant that (i) any New Trust Preferred Securities to be received by such holder are being acquired in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of New Trust Preferred Securities to be received in the Exchange Offer, (iii) such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Trust Preferred Securities, (iv) such holder is not an "affiliate" of the Corporation, the LLC or the Trust within the meaning of Rule 405 under the Securities Act and (v) such holder is not a broker-dealer that purchased Old Trust Preferred Securities from the Trust to resell pursuant to Rule 144A or any other available exemption from the Securities Act. In addition, each tendering holder of Old Trust Preferred Securities which is a broker-dealer will represent, consistent with certain interpretive letters issued by the Staff of the Securities and Exchange Commission to third parties, that (a) such Old Trust Preferred Securities held by the broker-dealer are held only as a nominee, or (b) such Old Trust Preferred Securities were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of New Trust Preferred Securities (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act).

        The enclosed Instructions to Registered Holder from Beneficial Owner contain an authorization by you for us to make the foregoing representations and warranties on your behalf.

        If you wish us to tender any or all of your Old Trust Preferred Securities held by us for your account or benefit, please so instruct us by completing, executing and returning to us the enclosed Instructions to Registered Holder from Beneficial Owner. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Old Trust Preferred Securities held by us and registered in our name for your account or benefit.

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